UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 24, 2006

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-07572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 7.01

REGULATION FD DISCLOSURE

During its second quarter 2006 earnings release conference call on August 24, 2006, Phillips-Van Heusen Corporation (the “Company”) provided EBITDA guidance of approximately $85 million to $88 million for its third quarter of 2006. EBITDA is a "non-GAAP financial measure" which represents net income before net interest expense, income taxes, depreciation and amortization. EBITDA is provided because the Company believes it is an important measure of liquidity. The Company uses EBITDA in connection with certain covenants relating to the Company's outstanding debt. EBITDA should not be construed as an alternative to net income as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities as a measure of the Company's liquidity, as determined in accordance with generally accepted accounting principles. The Company may calculate EBITDA differently than other companies. Set forth below is the Company's reconciliation of net income to EBITDA of $86.5 million, which is the midpoint of the range provided. It is not possible to provide a reconciliation for the entire range without unreasonable effort due to the number of elements which comprise EBITDA, including net income, income taxes, net interest expense and depreciation and amortization, each of which is subject to a range of estimates.

EBITDA RECONCILIATION (In 000’s)

Net income	$ 46,000
Plus:
Income tax expense	27,000
Interest expense, net	4,300
Depreciation and amortization	9,200
EBITDA	$ 86,500

The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, regardless of any general incorporation language in such filing.  This report under Item 7.01 is not deemed an admission as to the materiality of any information in this report nor that it is required to be disclosed by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Michael Shaffer

Michael Shaffer

Executive Vice President and Chief Financial Officer

Date: August 25,  2006